Exhibit 99.1

Guidant Announces Completion of FDA Inspection of St. Paul Facilities

Company Reports One Inspection Observation and Reiterates Anticipated Readiness

for Mid-Year Re-Inspection

Indianapolis, Ind. — February 23, 2006 — Guidant Corporation (NYSE: GDT) announced today that the U.S. Food and Drug Administration (FDA) has completed an inspection of Guidant's Cardiac Rhythm Management facilities in St. Paul, Minnesota, and has provided Guidant a Form FDA-483, noting one inspection observation. The inspection was initiated on December 15, 2005, and concluded on February 9, 2006, and was not an assessment of the adequacy of Guidant’s response to its Form FDA-483 dated September 1, 2005, or Warning Letter dated December 22, 2005.

Guidant will provide the FDA with a thorough written response to the single observation in early March. From a Quality System perspective, FDA’s observation is similar to an observation included in its previous Form FDA-483, though it references a different event pattern recently identified by the company. The company has already completed much of the work it believes is required to address the observation on a system-wide basis. The Company anticipates being ready for the follow-up inspection by mid 2006.

While still undergoing analysis, the low frequency pattern was classified by the company as a pattern in November 2005 and will be referenced in the 1st Quarter 2006 edition of the Guidant Cardiac Rhythm Management Product Performance Report, scheduled to be available on the company’s website tomorrow. In the 4th Quarter 2005 edition of the report, the events in the pattern appeared as “non-patterned” events, since this report reflected data and understanding current as of August 29, 2005. Additional details on the pattern and a copy of the Form FDA-483 can be viewed at http://www.guidant.com/physician/Form483/.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The Company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life’s most threatening medical conditions. For more information, visit www.guidant.com.

NOTE TO MEDIA:       For more information about Guidant, including products, services and patient profiles, please visit the company’s newsroom at www.guidant.com/newsroom.

This release includes forward-looking statements. The statements are based on assumptions about many important factors, including the adequacy of the work completed to date by the company in response to the previous Form FDA-483 and the relevance of that work to the FDA's additional observation, and other factors identified in Item 1A of the company's most recent filing on Form 10-K. Actual results may differ materially. The company does not undertake to update its forward-looking statements.

Contacts:

Guidant Corporation

Steven Tragash, Corporate Communications, 317-971-2031

Andy Rieth, Investor Relations, 317-971-2061

Annette Ruzicka, Corporate Communications, 651-582-6161

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